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                 HYDE ATHLETIC INDUSTRIES, INC. AND SUBSIDIARIES
                 EXHIBIT 11 - COMPUTATION OF EARNINGS PER SHARE
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                                                           For the
                                                     Thirteen Weeks Ended
                                                     ---------------------
                                                   March 31,      April 1,
                                                      1995          1994
                                                     ------        ------

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PRIMARY

 Net income applicable to common stock            $  628,939   $   516,825
                                                   ----------  ------------

 Weighted average shares:
   Average shares outstanding                      6,233,442     6,493,605
    Dilutive stock options based upon
    application of the treasury stock
    method using average market price                 19,304         7,466
                                                   ----------  ------------

     Total shares                                  6,252,746     6,501,071
                                                   ==========   ===========

 Net income per share                             $     0.10   $      0.08
                                                   ==========   ===========


FULLY DILUTED

 Net income applicable to common stock            $  628,939   $   516,825
                                                   ----------  ------------

 Weighted average shares
   Average shares outstanding                      6,233,442     6,493,605
    Dilutive stock options based upon
    application of the treasury stock method
    using market price at end of period or
    average market price, if greater                  19,789         7,385
                                                   ----------  ------------

     Total shares                                  6,253,231     6,500,990
                                                   ==========  ============

 Net income per share                             $     0.10   $      0.08
                                                   ==========  ============

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